UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 4, 2012

ATMOS ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

TEXAS AND VIRGINIA	1-10042	75-1743247
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 THREE LINCOLN CENTRE, 5430 LBJ FREEWAY, DALLAS, TEXAS		75240
(Address of Principal Executive Offices)		(Zip Code)

(972) 934-9227

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 4, 2012, the Railroad Commission of Texas (“RRC”) issued a final order in the rate case for the Mid-Tex Division (the “Division”) of Atmos Energy Corporation (the “Company”), which was originally filed with 441 cities in the Division (all cities except the City of Dallas) on January 31, 2012 and subsequently appealed to the RRC on May 31, 2012. The RRC approved an increase in margin of about $29.6 million and a net decrease in depreciation rates of approximately $13.0 million, generating a net increase in the Division’s annual operating income of approximately $42.6 million. Below is a summary of additional major provisions of the order that will go into effect with bills rendered on and after January 1, 2013 by the Division, which serves about 1.3 million residential customers:

•	Authorized return on equity of 10.5 percent

•	Authorized capital structure of 48.3 percent debt /51.7 percent equity

•	Authorized rate base value of $1.513 billion

•	Monthly residential customer charge increased to $17.70 from $7.50

This description of the RRC’s final order is qualified in its entirety by reference to the order, a copy of which is posted on the Company’s website at www.atmosenergy.com. A copy of the order may be found under the “Investors” tab of the website by clicking on the “Publications and Filings” link and then the “Other Investor Information” link.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMOS ENERGY CORPORATION (Registrant)

DATE: December 7, 2012	By:	/s/ LOUIS P. GREGORY
Louis P. Gregory
Senior Vice President, General Counsel
and Corporate Secretary